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                                                                Exhibit 99.B.8.a

Amendment to the Custody Agreement between The Bank of New York and McM Funds dated April __, 1996


o Indemnification - Page 39, Paragraph 14, "negligence or willful misconduct" shall be changed to state "negligence, willful misconduct, lack of good faith, or reckless disregard of its duties." In addition, the Custodian agrees not settle any claim without the Fund's written consent.






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Deane A. Nelson, President                  Vincent M. Blazewicz, Vice President
McM Funds                                   The Bank of New York



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Attest                                      Attest








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Amendment to the Custody Administration Agreement between Fund/Plan Services,
Inc and McM Funds dated April ____, 1996.


o Parallel Indemnifications - Page 4, Section 4 (c), Fund/Plan shall indemnify and hold harmless the Fund from and against any and all claims, demands, expenses and liabilities of any and every nature which the Fund may sustain or incur or which may be asserted against the Fund by any person by reason of, or as a result of, Fund/Plan's own negligence or willful misconduct, lack of good faith, or reckless disregard of its duties."




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Deane A. Nelson, President                  Kenneth J. Kempf, President
McM Funds                                   Fund/Plan Services, Inc.





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Attest                                      Attest